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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): October 3, 2005


                                 Edentify, Inc.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                      000-26909                  91-1280046
     ---------------------                            -------------                --------------
 (State or other jurisdiction                         (Commission                (I.R.S.  Employer
       of incorporation)                               File Number)              Identification No.)

   74 West Broad St., Suite 350, Bethlehem,                                            18018
                Pennsylvania
    ---------------------------------                                                -----------
     (Address of principal executive offices)                                        (Zip Code)
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      Registrant's telephone number, including area code:   610.814.6830

                                 Not Applicable
                 ----------------------------------------------
           Former name or former address, if changed since last report



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective October 3, 2005 (the "Effective Date"), the Company entered into a
Master Services Agreement (the "Services Agreement") with Seisint, Inc.
("Seisint"). This Services Agreement provides for Seisint to provide certain services and for Edentify to perform certain duties as outlined in a separate
Scope of Work ("SOW") all in connection with supporting our ongoing efforts to assist our customers in the areas of detection and prevention of identification fraud. The Master Services Agreement also provides that a fee will be paid to Seisint as specified in a separate SOW. The term of the Master Services
Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services
Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services
Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.

Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master
Services Agreement, Seisint is to provide all hardware, operating software
(excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers.
Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 based on a stepped rate over the three year initial term of the agreement. SOW 1 also provides that the parties would cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement.

Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.


ITEM 9.01 EXHIBITS

The following exhibits are filed herewith:


     EXHIBIT NO.      DESCRIPTION
     -----------      -----------
     10.1             Master Services Agreement by and between Edentify, Inc.
                      and Seisint, Inc. dated October 3, 2005

     10.2             Scope of Work #1 (SOW1) by and between Edentify, Inc. and
                      Seising, Inc. dated October 3, 2005. NOTE: CERTAIN
                      MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
                      CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED
                      SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     10.3             Scope of Work #2 (SOW2) by and between Edentify, Inc. and
                      Seising, Inc. dated October 3, 2005.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             Edentify, Inc.

October 7, 2005                              By: Terrence DeFranco
                                                 ------------------------------
                                                 Name: Terrence DeFranco Title:
                                                 Chief Executive Officer